UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2019

Natur International Corp.

(Exact name of registrant as specified in its charter)

Wyoming	000-54917	45-5547692
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Jachthavenweg 124 1081 KJ Amsterdam The Netherlands
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +31 20 578 7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name on exchange on which registered
None	-	-

Item 3.02 – Unregistered Sale of Equity Securities

Natur International Corp. agreed to issue to a non-United States person an aggregate of 11,632,445 shares of common stock in exchange for the cancellation of $571,236.11 of outstanding debt of a wholly owned subsidiary, or a per share rate of $0.0491. The debt was incurred December 19, 2017, under the terms of a convertible loan agreement with a wholly owned subsidiary. As a result of the conversion of debt, which is greater than one year old, the shares are being issued as freely tradable. The exchange of the convertible debt was effective as of June 26, 2019, the date of the increase in the common stock capitalization of the Company. The exchange was made pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended.

Item 3.03 - Material Modification to Rights of Shareholders

On June 26, 2019, the Company filed an amendment with the Secretary of the State of Wyoming to its certificate of incorporation to change the capitalization. The Company is now authorized to issue up to 750,000,000 shares of common stock and 5,000,000 shares of preferred stock. The amendment was approved by the shareholders on January 22, 2019.

As a result of the increase in the common stock capitalization, the Class B Preferred Stock and the Class C Preferred Stock have automatically converted into 100,000,000 and 78,832,399 shares of common stock, respectively, for an aggregate issuance of 178,832,399 shares of common stock.

Item 9.01 — Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

3.01	Amendment to the Certificate of Incorporation, dated June 26, 2019, to increase the capitalization of the registrant to $750,000,000 shares of common stock and 5,000,000 shares of preferred stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Natur International Corp.

Date: June 27, 2019	By:	/s/ Ruud Huisman
	Name:	Ruud Huisman
	Title:	Chief Financial Officer

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